[Letterhead of PRICEWATERHOUSECOOPERS]                  Exhibit 99.2b




                         Report of Independent Accountants


To the Board of Directors and Stockholder of GMAC Mortgage Corporation:


We have examined management's assertion about GMAC Mortgage Corporation and its subsidiaries (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2005 included in the accompanying management assertion (See Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was performed in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.


/s/ PRICEWATERHOUSE COOPERS LLP


March 21, 2006




[Letterhead of GMAC Mortgage]

                                                              Exhibit 1


                          Management's Assertion Concerning Compliance
                            with USAP Minimum Servicing Standards


March 21, 2006


As of and for the year ended December 31, 2005, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $350,000,000 and $100,000,000, respectively.



/s/ Jim Hillsman
---------------------------
Chief Operating Officer
GMAC Residential Holding Corp


/s/ Dave Bricker
---------------------------
Chief Financial Officer
GMAC Residential Holding Corp


/s/ Tony Renzi
---------------------------
Executive Vice President,
National Servicing Administration
GMAC Residential Holding Corp